CINDY SHY, P.C.
                 A professional law corporation
______________________________________________________________________________
 2157 S. Lincoln Street, Suite 202 * Salt Lake City, Utah 84106
          Telephone (801) 323-2392 * Fax (801) 364-5645

                        September 30, 2005

Board of Directors
Pacific WebWorks, Inc.
180 South 300 West, Suite 400
Salt Lake City, UT 84104


     Re:    Registration Statement on Form SB-2
            for Pacific WebWorks, Inc.
            filed on or about August 31, 2005

Gentlemen:

This firm represents Pacific WebWorks, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the above-referenced registration statement on Form SB-2 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about August 31, 2005. The Registration Statement relates to the registration under the Securities Act of 1933 of 12,963,338 shares of common stock, par value $0.001. You have requested that this firm render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of:
       (i)  the Articles of Incorporation of the Company;
      (ii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the shares;
     (iii)  the Registration Statement; and
      (iv) such other documents as we have deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

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Pacific WebWorks, Inc.
September 30, 2005
Page 2


Based upon the above examination of the shares to be registered pursuant to the Registration Statement, we are of the opinion that 9,880,003 shares of common stock currently issued and outstanding are validly issued, fully paid, and non-assessable. And that 3,083,335 shares to be issued in accordance with warrant agreements, when issued, will be validly issued, fully paid, and non-assessable.

We hereby consent to being named in the prospectus included in the Registration Statement as having rendered the foregoing opinion. We also consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                   /s/ Cindy Shy, P.C.

                                   Cindy Shy, P.C.